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                                                                      Exhibit 21

                                List of Subsidiaries


1.       Atlantic-Conn. Transit, Inc.
2.       Atlantic Express of Pennsylvania, Inc.
3.       Atlantic Paratrans of Kentucky Inc.
4.       Atlantic Express of Missouri Inc.
5.       Atlantic Express Coachways, Inc.
6.       Amboy Bus Co., Inc.
7.       Atlantic Paratrans, Inc.
8.       Atlantic-Hudson, Inc.
9.       Block 7932, Inc.
10.      Brookfield Transit Inc.
11.      Courtesy Bus Co., Inc.
12.      G.V.D. Leasing Co., Inc.
13.      180 Jamaica Corp.
14.      K. Corr, Inc.
15.      Merit Transportation Corp.
16.      Metro Affiliates, Inc.
17.      Metropolitan Escort Service, Inc.
18.      Midway Leasing Inc.
19.      Raybern Bus Service, Inc.
20.      Raybern Capital Corp.
21.      Raybern Equity Corp.
22.      Staten Island Bus, Inc.
23.      Temporary Transit Service, Inc.
24.      Atlantic North Casualty Company